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Exhibit 18.1

March 12, 2012

Clean Energy Fuels Corp.
3020 Old Ranch Parkway, Suite 400
Seal Beach, California 90740

Ladies and Gentlemen:

        We have audited the consolidated balance sheets of Clean Energy Fuels Corp. and subsidiaries (the Company) as of December 31, 2010 and 2011, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2011, and have reported thereon under date of March 12, 2012. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended December 31, 2011.

        As stated in Note 1 to those financial statements, the Company changed its method of applying Financial Accounting Standards Board Accounting Standards Codification Topic 350 "Intangibles—Goodwill and Other" such that the annual impairment testing date relating to goodwill and intangible assets with indefinite lives was changed from December 31 to October 1 and states that the newly adopted accounting principle is preferable in the circumstances because it will allow the Company more time to accurately complete its impairment testing process in order to incorporate the results in its annual financial statements and timely file those statements with the Securities Exchange Commission. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

        With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

        Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

/s/ KPMG LLP

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  Exhibit 18.1